UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 13, 2009
Diebold, Incorporated

(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio	44720-8077

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 490-4000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of Diebold, Incorporated (the “Company”) has approved an amendment to the Company’s Amended and Restated 1991 Equity and Performance Incentive Plan (the “Plan”) that will, with respect to future grants under the Plan, revise the definition of the term “Change in Control” in Section 12(i) of the Plan to provide that a Change in Control shall occur upon the acquisition by any individual, entity or group of beneficial ownership of 30% or more of the Company’s Common Stock or Voting Stock (as defined in the Plan). The prior definition in Section 12(i) of the Plan provided that a Change in Control shall occur upon the acquisition of 15% or more of the Company’s Common Stock or Voting Stock.
Additionally, the Compensation Committee of the Board of Directors intends to make further revisions to the underlying grant agreements evidencing awards made pursuant to the Plan (“Grant Agreements”) with respect to the acceleration of the vesting of awards upon a Change in Control. The revised Grant Agreements will generally provide, among other things, that the accelerated vesting of awards upon a Change in Control will only be triggered if, within three years following the Change in Control, a participant’s employment with the Company or any Subsidiary thereof is terminated without “cause” or the participant resigns for “good cause” (to be defined in the Grant Agreements).
The Board of Directors anticipates finalizing the amendments to the Plan and the Grant Agreements within approximately six months.
The Plan, as amended and restated to date, is subject to approval of the Company’s shareholders at its Annual Meeting of Shareholders to be held on April 23, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold, Incorporated
April 14, 2009	By:	/s/ Chad F. Hesse
		Name:	Chad F. Hesse
		Title:	Corporate Secretary